Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

66 HUDSON BLVD EAST

NEW YORK, NY 10001

December 18, 2025

Quarterly Distribution Report No. 244

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on December 17, 2025.

This Quarterly Distribution Report relates to (i) two payments received by the Trust from Sony Music Publishing during the fourth quarter of 2025, consisting of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue during the third quarter of 2025 (the “Contingent Portion Payment”) and the audit settlement payment attributable to the audit settlement agreement entered into by the Trust, EMI Mills Music Inc. and EMI Consortium Music Publishing Inc on October 30, 2025 (the “Audit Settlement Payment”), and (ii) the release by the Trustees during the fourth quarter of 2025 of the entire cash reserve established to fund potential future administrative expenses and liabilities incurred by the Trust (the “Reserve”).

The Trust received (i) $250,000 ($0.9002 per Trust Unit) for the Contingent Portion Payment, as compared to $241,778 ($0.8706 per Trust Unit) for the contingent portion payment attributable to the third quarter of 2024, and (ii) $500,000 ($1.8004 per Trust Unit) for the Audit Settlement Payment. In addition, the Trustees released for distribution to the Unit Holders the entire Reserve in the aggregate amount of $377,109 ($1.3579 per Trust Unit).

After receiving the Contingent Portion Payment and the Audit Settlement Payment, and releasing the Reserve, the Trust paid $474,292 to third parties in connection with invoices rendered to the Trust, leaving a balance of $652,817 ($2.3506 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on December 17, 2025.

During the twelve month period ended December 31, 2025, the Trust’s aggregate distributions will amount to $652,817 ($2.3506 per Trust Unit), as compared to $658,733 ($2.372 per Trust Unit) during the twelve month period ended December 31, 2024.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2025 and December 31, 2024 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2025	Per Unit*

Gross royalty income collected by EMI for the period

Less: Related royalty expense
Amount deducted by EMI
Adjustment for copyright renewals, etc.

Balance as reported by EMI	$250,000

Payments received by Trust	$250,000	.9002

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	(474,292)	(1.7079)
Audit Settlement Payment	500,000	1.8004
Release of Reserve for future potential liabilities and expenses	377,109	1.3579

Balance available for distribution	$652,817	$2.3506

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2024	Per Unit*	Twelve Months Ended December 31, 2025		Per Unit	Twelve Months Ended December 31, 2024	Per Unit

$610,486		$3,333,778			$3,759,925

216,069		1,165,876			1,347,523
152,616		858,992			1,119,305
23		238,768			1,322

368,708		2,263,636			2,468,150

$241,778		$1,070,142	(1)		$1,291,775

$241,778	$.8706	$1,070,142	(1)	$3.8534	$1,291,775	$4.6515

(277,422)	(.9990)	(917,370)		(3.302)	(633,042)	(2.2795)
—	—	500,000		1.8004	—	—
—	—				—	—

$—		$652,817		2.3506	$658,733	$2.3720

(1)

Includes the aggregate amount of $377,109 which was held in reserve for future potential administrative expenses and liabilities and which is being released in full and distributed to the Unit Holders in the quarter ending December 31, 2025.